EXHIBIT 99.1

National Coal Corp. Tennessee Operations Unaffected as Alabama
Subsidiary Defaults on $60 Million Loan

KNOXVILLE, Tenn. — (July 20, 2009) — National Coal Corp. (Nasdaq: NCOC), a Central and Southern Appalachian coal producer, announces its wholly-owned subsidiary, National Coal of Alabama, Inc. has defaulted on its $60 million credit agreement entered into October 2007 with TCW Asset Management Company and various lenders. The lenders are expected to foreclose on the outstanding capital stock of National Coal of Alabama.

No creditor of National Coal of Alabama, including the lenders under the $60 million credit agreement, has a lien or encumbrance on assets of National Coal Corp. or its other subsidiaries.

“We expect that the operations of National Coal Corp. and our other subsidiaries, which operate coal mines and other facilities in Tennessee, will continue independent of any actions that the lenders may take with respect to National Coal of Alabama and its assets,” explains Daniel A. Roling, President and CEO of National Coal Corp. “We have made every effort available to us to service this obligation, while being mindful of the continued protection of National Coal Corp.‘s shareholder value.”

As of June 30, 2009, National Coal of Alabama accounted for approximately 55% of National Coal Corp.‘s debt and liabilities, approximately 39% of its consolidated revenues for the six months then ended, and about 16% of its December 2008 total reserves. The Company acquired National Coal of Alabama in October 2007, using a combination of debt and equity to finance the acquisition and fund the subsidiary’s operations.

Roling explains National Coal of Alabama’s ability to meet the terms of the credit agreement was prevented by significant decreases in sales volumes. “Some of our customers reduced or deferred their purchase commitments by up to 25 percent, due in large part to varying demands for their products. In addition, other anticipated sales did not materialize. Due to this rapid deterioration of business in our southern customer base, we were operating at volumes significantly lower than at the level required to service the debt.”

He goes on to say how pronounced the changes were over the last few months in Alabama. “The economy in Alabama has deteriorated rapidly, as indicated by today’s announcement that its unemployment rate reached 10.1% in June. As recently as December, it was only 6.5%, below the national average of 7.2% at that time. This is something we were unable to forecast, as well as what extent it would have a negative impact on the demand for electricity and other industrial goods,” says Roling. “We have not experienced the same decline in demand at our Tennessee operations that we have experienced in Alabama. Coal sales in Tennessee, although lower than originally budgeted, are in line with our revised expectations, and they continue to show improvement.”

National Coal of Alabama was obligated to pay the lenders $1.9 million of accrued interest on June 26, 2009. The date for making the interest payment was extended until July 16, 2009, during which period National Coal of Alabama negotiated with the lenders to restructure the loan. The parties were unable to reach agreement on modifications of the credit agreement, and on July 17, 2009, the lenders delivered to National Coal of Alabama notice of default under the credit agreement. National Coal of Alabama’s failure to pay the interest payment will constitute an event of default under the Credit Agreement if such payment is not received on or before July 21, 2009. National Coal of Alabama is unable to pay the interest payment, and an event of default under the credit agreement will occur on July 21, 2009. Upon an event of default, the lenders have advised that they will declare all of the obligations under the credit agreement and the other loan documents entered into in connection therewith immediately due and payable.

About National Coal Corp.

Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly-owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee, and through its wholly-owned subsidiary, National Coal of Alabama, is engaged in coal mining in Alabama. Currently, National Coal employs about 350 people. National Coal sells steam coal to electric utilities and industrial companies in the Southeastern United States. For more information and to sign-up for instant news alerts visit www.nationalcoal.com.

Information about Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions to identify forward-looking statements. These forward-looking and other statements, which are not historical facts, are based largely upon the Company’s current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, what actions the lenders may take with respect to National Coal of Alabama and its assets as a result of National Coal of Alabama’s default under the $60 million credit agreement. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If the Company does update one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect to those or other forward-looking statements.

Contacts

for National Coal Corp.
Christine Pietryla, 865-690-6900, ext. 150
(Investor Relations)